Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main Fax	212.407.4000 212.656.1307

April 14, 2025

Iron Horse Acquisitions Corp.

P.O. Box 2506

Toluca Lake, CA 91610

Re:	Registration Statement on Form S-4 of Iron Horse Acquisitions Corp.

Ladies and Gentlemen:

We have acted as legal counsel to Iron Horse Acquisitions Corp., a Delaware corporation (“IROH”), in connection with the preparation of a registration statement on Form S-4, File No. 333-283933 (the “Registration Statement”), filed by IROH and Zhong Guo Liang Tou Group Limited, a company organized under the laws of the British Virgin Islands (“CFI”) as co-registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the deemed offer and sale, pursuant to Rule 145a promulgated under the Act (“Rule 145a”), of (i) 8,867,000 shares (the “Shares”) of IROH common stock, par value $0.0001 per share (the “Common Stock”); (ii) 9,357,000 IROH warrants (the “Warrants”); (iii) 6,900,000 IROH rights (the “Rights”); and (iv) 1,380,000 shares of Common Stock issuable upon conversion of the Rights (the “Conversion Shares” and collectively with the Shares, the Warrants, and the Rights, the “Securities”).

The Securities are being included for registration on the Registration Statement in compliance with Rule 145a in connection with a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of September 27, 2024 which was amended and restated on December 18, 2024, by and among IROH, Rosy Sea Holdings Limited, a company organized under the laws of the British Virgin Islands and CFI. Following the Business Combination, the Securities will continue to represent interests in, or obligations of, IROH although pursuant to the principles of Rule 145a, such Securities will be deemed to have been offered and sold in the context of the Business Combination.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of IROH, including with respect to the original issuance of the Securities at the time of the initial public offering of IROH. The Warrants have been issued pursuant to the Warrant Agreement, dated December 27, 2023, between IROH and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”) and the Rights have been issued pursuant to the Rights Agreement, dated December 27, 2023, between IROH and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”).

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Iron Horse Acquisitions Corp. April 14, 2025 Page 2

Based upon the foregoing, we are of the opinion that, upon consummation of the Business Combination:

(i)	the Public Shares will be validly issued, fully paid and non-assessable;

(ii)	the Warrants will constitute the valid and legally binding obligation of IROH, enforceable against it in accordance with their respective terms;

(iii)	the Rights will constitute the valid and legally binding obligation of IROH, enforceable against it in accordance with their respective terms; and

(iv)	the Conversion Shares, upon issuance in accordance with and pursuant to the Rights Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware. The opinion provided in clauses (a)(ii) and (iv) are qualified to the extent that enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers). No opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP